PROPERTY OPTION AGREEMENT

This Mining Property Option Agreement (" Option") is made to be effective as of the
10 th day of September, 2010 (the "Effective Date"), between Zsolt Rosta, whose mailing address is 4212 Juniper Creek Road, Reno, Nevada 89519, Jennifer Oliver whose mailing address is 1417 Orca Way , Reno, Nevada  89506,  and Genesis Gold Corporation, a Utah corporation, whose mailing address is 1527 East Princeton Salt Lake City, Utah 84105 (collectively the “Optionor”) and Dakota Gold Corp. (currently known as Coastline Corporate Services, Inc.), a Nevada Corporation, whose mailing address is 701 N. Green Valley Road, Suite 200, Henderson, NV 89074 (the “Optionee”).

RECITALS

A.            Optionor is the owner of record possessory title to the unpatented mining claims located in Nye County, Nevada, which are more particularly described on Exhibit A hereto (the "Mining Property").

B.           Optionor, subject to the Net Smelter Royalty (“NSR) reserved to the Optionor, now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 100% right, title and interest in and to the Mining Property on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein, Optionor and Optionee agree as follows:

1.            Option

Optionor hereby options to Optionee all of the Mining Property together with all (i) surface rights, easements and rights-of way incident or appurtenant to such Mining Property to the extent Optionor may lawfully grant the same, (ii) mining, mineral and water rights incident or appurtenant to such Mining Property, (iii) any improvements or fixtures on such property that are or may be useful or convenient for mining, milling, and beneficiation of ores and minerals and related uses, and (iv) mineral interests now and hereafter acquired by Optionor in the Mining Property.

2.           Term

The primary term of this Option shall commence on the effective date and will continue for twenty (20) years and thereafter for so long as Optionee is continuing to make payments as provided in Section 3 below, unless earlier terminated as set forth herein.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

3.            Option Payments and Work Commitments

             a.       Concurrently with the execution of this Option, Optionee has made a payment to Optionor in the amount of $5,000, receipt of which is acknowledged by Optionor. Unless this Option is terminated as provided herein, Optionee shall make additional Mining Property Option payments to Optionor as follows:

i.	$20,000 on or before January 1, 2011; and
ii.	$25,000 on or before September 1, 2011; and
iii.	$35,000 on or before September 1, 2012; and
iv.	$50,000 on or before September 1, 2013; and
v.	$100,000 on or before September 1, 2014; and
vi.	$100,000 on or before September 1, 2015; and
vii.	$100,000 on or before September 1, 2016; and
viii.	$100,000 on or before September 1, 2017; and
viv.	$165,000 on or before September 1, 2018; and
x.	$200,000 on or before September 1, 2019; and
xi.	$200,000 on or before September 1, 2020; and
xii.	$200,000 on or before September 1, 2021; and
xiii.	$200,000 on or before September 1, 2022; and
xiv.	$200,000 on or before September 1, 2023; and
xv.	$300,000 on or before September 1, 2024.

                         b.       Optionor requests that Option payments be specifically distributed as follows by separate checks:  50% of due payment allocated to Genesis Gold Corp  at 1527 E. Princeton,  Salt Lake City, Utah  84105    and 50% of due payment to  Zsolt Rosta – Rosta  Mining Ventures  at 4212 Juniper Creek Rd., Reno, Nevada 89519.   This is per internal agreement between all individual optionors.

c.
During Option years 3 through 7, Optionee shall expend at least $50,000 for the benefit of the Mining Property.  It is understood that expenditures on adjoining properties within the Area of Interest shall be included in the allowable annual expenditures.  Any moneys expended during an Option year in excess of the work commitment for that period shall be credited in favor of Optionee to cover Optionee’s subsequent work commitment obligations. In the event that the Optionee does not expend the required $50,000 in any given year, then at the sole discretion of the Optionee, the Optionee may pay the Optionor a cash payment in the amount of the difference between amounts expended on the Mining Property and $50,000.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

d.           Following which the Optionee shall be deemed to have exercised the Option (the “Exercise Date”) and shall be entitled to an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine subject to the rights of the Optionor to receive the NSR

e.           The Mining Property may be purchased at any time for $2,000,000 (the “Purchase Payment”) less all option payments made previously, pursuant to Section 3.a, paid by the Optionee, at which time the Option is deemed to have been exercised by the Optionee and all rights and title to the Mining Property, subject only to the royalty provisions set forth herein will have passed to the Optionee.

4.            Royalty

a.           A Royalty based on “Net Smelter Return” percentage rate shall be paid to the Optionor by the Optionee on gold, silver and platinum group metals mined from the Mining Property and sold or processed by or for the benefit of Optionee based on a sliding scale as follows:

Average monthly p.m. London gold fix

US$ per ounce                                                                Net Smelter Return

Below $1200                                                                        1.50%

$ 1200.01 and above                                                          3.00%

b.           The Royalty percentage rate for base metals and industrial minerals shall be 1.5% of the net profits realized by Optionee for the consumption, sale, or use of base metals or industrial minerals. The Royalty purchase option set forth in section 4 .a, shall not apply to Royalties resulting from base metals or industrial minerals.

c.            As used in this Option the term "Net Smelter Returns" shall mean the amount received by Optionee from any smelter, refinery, reduction works, mint or other purchaser in payment for "Products" mined from the Mining Property and sold and delivered, less "Allowable Deductions." If such Products are being shipped to a smelter or other treatment facility owned and/or operated by Optionee, Net Smelter Returns as defined herein on which Royalty is calculated shall be no less favorable to Optionor than if such Products had been shipped to the nearest smelter, which would accept the same.

d.            As used in this   Option the term "Allowable Deductions" shall mean, to the extent borne by Optionee:

i.            Sales, severance and other similar taxes and duties (but excluding any taxes on net income); and

Property Option Agreement:  Dakota/Genesis/Rosta 2010

ii.            Charges for and taxes on transportation from the mine, or if   Option Substances are processed, the plant producing the concentrates or other saleable products, to the place of sale; and

iii.            Insurance and security costs and charges; and

iv.            Smelting, refining, and other treatment charges or costs incurred subsequent to concentrating; and

v.            Representation, assaying, and umpire costs and fees; and

vi.            Marketing costs and commissions.

e.            As used in this Option "Product" means Option Substances at their highest point of beneficiation on the Mining Property.

f.            All Royalty payments shall be computed and paid to Optionor on or before thirty (30) days following the close of the calendar month during which Optionee shall have received payment for Product sold by Optionee, or in the case of gold and silver, thirty (30) days after the month gold and silver is refined and made available to Optionee. At the time of making each such payment, Optionee shall deliver to Optionor a statement showing the amount of such Royalty and the manner in which it was determined. All records relating to the calculation of production for such Royalty shall be available for inspection by Optionor or an authorized representative of Optionor for the purpose of confirming the accuracy of such statements. Any such inspection shall be for a reasonable length of time during regular business hours, and with no greater than seventy-two (72) hours advance notification required to be given by Optionor to Optionee preceding an Inspection. Any complaint, notice to inspect, or objection which Optionor may wish to raise with respect to Royalty payable hereunder shall be made by Optionor to Optionee in writing within one (1) year after the end of the calendar month in which such payment was paid to Optionor or in which credit was applied against Royalty. Any complaint, notice to inspect or objection not timely made by Optionor shall be deemed to have been waived by Optionor.

g.            Credit shall be cumulatively allowed against any Royalty otherwise payable to Optionor for any all Advance Minimum Royalty payments paid by Optionee to Optionor hereunder and not previously recovered as credits against Royalty.

           h.                     All payments hereunder shall be delivered to Optionor in the manner and at the addresses for notices stated in Sections 3.b. and 19.a. The date of placing such payment in the regular United States mail by Optionee addressed to such address shall be the date of such payment.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

i.            If at any time Optionor decides to transfer all or any of Optionor’s interest in the property then Optionor shall promptly notify Optionee and Optionee shall, have thirty (30) days from the date that Optionee receives notice to notify Optionor that Optionee elects to acquire the offered interest at the same price or its monetary equivalent and on the same terms and conditions as described in Optionor’s notice.  If Optionee fails to notify Optionor of its intent within thirty (30) days then Optionor shall have thirty (30) days following the expiration of such period to consummate transfer to a third party at a price upon terms no less favorable to Optionor than those offered by Optionor to Optionee in Optionor’s notice.  If Optionor fails to transfer its royalty interest within the period described in this section then Optionee’s preferential right to acquire such offered interest shall be deemed to be revived.

5.           Transfer of Title

Upon Optionee’s completion of all requirements to earn a 100 percent interest in the Mining Property, the Optionor will deliver or cause to be delivered to the Optionee’s solicitors a duly executed transfer of Mining Property in favor of the Optionee (the “Optionee Transfer”). The Optionee shall be entitled to record the Optionee Transfer with the appropriate government offices to effect transfer of legal title of the Mining Property into its own name upon the full and complete exercise of the Option by the Optionee. In the event the Optionee Transfer is recorded the Optionor shall be entitled to record notice of its NSR interest.

6.            Exclusive Possession

Optionee shall have exclusive possession and quiet enjoyment of the Mining Property while this Option is in effect, subject to such rights provided to Optionor herein.

7.            Optionor's Representations, Covenants, and Warranties

Optionor represents and warrants to Optionee as follows:

a.           Optionor is in exclusive possession of and owns good and marketable possessory title to the Mining Property (subject only to the paramount title of the United States) free of all liens, claims, and encumbrances.

b.            Optionor has full and complete authority to execute this   Option and grant the rights herein conferred, and doing so does not violate any of the organizational documents of Optionor or of any agreement by which Optionor is bound.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

c.            All claim maintenance and other applicable fees with respect to the Mining Property that are due by September 1, 2010 have been paid.

c-1.
An exception is presented by the special case where claim maintenance is satisfied by proof of annual labor – applicable specifically to the WIN and EAU Claims set forth in Exhibit A.  The required work on these claims was completed for assessment year 2009-2010 and the proper small miner fee waiver document filed for each claim group with BLM.  The actual filing of the proof of labor documents  for these claims is still pending. Once they are filed with appropriate agencies and fees paid, Optionor will furnish such proof to Optionee.

d.            Optionor promptly shall provide Optionee with all data and information related to title to the Mining Property and Optionor shall furnish copies of all unrecorded documents related thereto in Optionor's possession or control.

e.            Optionor promptly shall make available to Optionee for copying and general use all hydrological, geological, geophysical and engineering data and maps, logs of drill holes, cuttings and cores, gamma and other logging results, assay, sampling and similar data concerning the Mining Property in Optionor’s possession or control.

f.            Optionor has no actual knowledge of any environmental problem or condition which exists on the Mining Property as of the date of execution of this   Option, including, but not limited to (i) the existence of any release of any hazardous substance on or within the Mining Property, (ii) any condition which constitutes a violation of the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, or any applicable federal, state, or local environmental law, rule or regulation, or (iii) the existence of any surface or subsurface disturbance which has not been properly reclaimed or restored pursuant to any applicable laws, rules, regulations or orders of any federal or state or governmental agency or body (hereinafter collectively referred to as an "Environmental Condition").  Optionor covenants and agrees with Optionee that Optionor shall be responsible for any Environmental Condition on the Mining Property or any reclamation obligation with respect thereto existing as of the Effective Date.

f-1.            One exception to paragraph 7f is the existence of un-reclaimed roads (approximately 5,100 feet) and un-reclaimed drill sites and sumps (approximately 30) remaining from work conducted by Palladon Ventures and Maestro Ventures in 2007.  Palladon and Maestro have accepted responsibility for reclaiming this disturbance; further, a bond for $33,000 is in place to satisfy the funding for reclamation of this disturbance.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

g.            Optionor has received no notification from any local, state or federal governmental agency or body that any Environmental Condition may exist upon the Mining Property.

8.            Operating Rights

Optionor grants Optionee access to the Mining Property and the exclusive rights:

a.            To explore, develop and mine, and to extract, remove, store or dispose of any and all  Option Substances from the Mining Property by means of underground or surface mining operations or workings in or on the Mining Property and to deposit on the Mining Property all such  Option Substances from the Mining Property;

b.            To carry on crushing, screening, milling, heap leaching, treatment, processing, beneficiating, smelting and refining operations on or in the Mining Property with respect to ores, minerals and other  Option Substances from the Mining Property, including existing tailings, wastes and dumps;

c.            To use any part of the Mining Property for stockpiles, tailings, waste dumps and leach pads and for any other purpose incident to mining, milling, processing and other operations on the Mining Property;

d.            To erect or construct, use and maintain on the Mining Property such roads, impoundments, pipelines, power lines, facilities, building, structures, machinery and equipment as Optionee may require for the conduct of its operations on the Mining Property;

e.            To stockpile, inventory or sell or otherwise dispose of Option Substances and Products in such forms at such times and on such terms as Optionee may determine;

    f.              To commingle  Option Substances from the Mining Property with ores and minerals from other lands for the purpose of practical, efficient and economic mining, provided however, Optionee shall maintain a means of accurately calculating the Royalty due to the Optionor with respect to such commingled  Option Substances; and

g.            To stockpile any ore or product mined or produced from the Mining Property at such place or places as Optionee may elect either upon the Mining Property or upon any other lands owned or controlled by Optionee.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

9.            Optionee's Representations, Covenants and Warranties

a.            Optionee shall keep the title to the Mining Property free and clear of liens and encumbrances resulting from its operations hereunder, provided that Optionee may refuse to pay any claims asserted against it which it disputes in good faith.

b.            Optionee shall comply with all applicable federal, state, and local laws, rules, regulations, and ordinances.

c.            Optionee shall hold Optionor harmless from all liability, obligation, demands, claims, or damages relating to the injury or death of any person or damage to property arising out of the negligent acts or omissions of Optionee.

d.            Optionee shall conduct all operations on the Mining Property in accordance with Optionee's good faith business judgment and good mining practices. Optionee may use or employ any and all such methods of exploration, development, mining, and processing as Optionee may determine and may, when it deems it necessary or desirable, temporarily suspend or permanently discontinue operations. Optionee shall not have any obligation to begin or prosecute mining operations on the Mining Property, to mine or remove all or any portion of the minerals therein, or once commenced, to continue the same, and there shall be no implied covenants whatsoever to do so.

e.            All determinations with respect to: (a) whether ore will be beneficiated, processed or milled by Optionee or sold in a raw state, (b) the methods of beneficiating, processing or milling any such ore, (c) the constituents to be recovered therefrom, and (d) the purchasers to whom any Option Substances of Products may be sold, shall be made in Optionee's sole and absolute discretion.

f.           Except as otherwise provided in Section 7.f, Optionee shall reclaim the Mining Property in compliance with all applicable statutes, regulations and other provisions of this Option with regard to Optionee's activities on the Mining Property. Such reclamation may be complied with promptly after termination of the Option, and Optionee shall have access to the Mining Property without cost after termination of this Option in order to satisfy such obligations. No termination of this Option will relieve Optionee of its obligation to reclaim or restore disturbance caused by Optionee's exploration or development activities on the Mining Property in full compliance with applicable law.

g.            Optionee shall keep full and accurate records of all operations conducted on the Mining Property, including drilling records, maps, and assays.  Said records, or copies thereof, shall be kept in the vicinity of the Mining Property or elsewhere in the Western United States; at Optionee's option.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

h.            Not later than March 1 following the end of each calendar year, Optionee shall provide Optionor with an annual report, without warranty, of all activities and operations conducted on or with respect to the Mining Property during the preceding calendar year.

i.            Upon termination of its  Option, Optionee shall furnish Optionor within a reasonable time and without warranty or liability one set of copies of all available data generated from work on the Mining Property.  If Optionee should vacate claim holdings in the area to the limits of the Area of Interest stated (defined in 14, below), then Optionee shall similarly furnish one set of copies of all available data from such lands as surround the Mining Property.  The nature of this data is to include but not necessarily be limited to air photos, geochem or assay data, sample maps, geologic maps and cross sections, reports, geophysical and petrographic reports, and drill logs.  Optionee shall authorize Optionor to also take possession of any available physical materials to include drill cuttings, core, and sample pulps obtained from the Mining Property and its surroundings as per above condition.

10.            Optionor's Rights

Optionor and their authorized agents, at Optionor's sole risk and expense, shall have the right, exercisable during regular business hours and upon reasonable notification to Optionee, to go on the Mining Property and in Optionee's facilities for the purpose of confirming that Optionee is conducting its operations in the manner required by this Option.

11.            Taxes

Optionee shall timely reimburse Optionor upon presentation of paid tax bills or other proof of payment for all real property taxes on the Mining Property accruing while this Option is in effect but taxes for the periods in which this  Option begins and ends shall be apportioned. Optionee shall pay all taxes on Optionee's operations and on all personal property, fixtures and improvements placed on the Mining Property by Optionee. All taxes shall be paid before becoming delinquent, but neither party shall be under any obligation to pay any tax while contesting it in good faith. Optionee shall have the right, but not the obligation, to pay any taxes, delinquency charges, late fees or penalties which could become a lien or encumbrance on the Mining Property if Optionor fails to do so and to recover amounts so paid from Optionor.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

12.            Relocation and Amendment of Mining Claims; Changes in Mining Law; Claim Maintenance

a.            Optionee, in the name of Optionor, shall have the right, but not the obligation, to amend the locations of any one or more of the mining claims constituting the Mining Property for the purpose of eliminating interior gaps, and Optionor agrees to promptly execute any documents necessary for that purpose. If the location of any of such mining claims was, for any reason defective, Optionee shall have the right, but shall not be required, to relocate such defective mining claim or claims in the name of Optionor for the purpose of curing such defect; relocating to be at Optionee's expense.

b.            In the event that the Mining Law of 1872, as amended, should be repealed or further amended or superseded by a new law, Optionee shall, during the term of this Option, in the name and on behalf of Optionor, take such action as Optionee may deem necessary or advisable to preserve the present rights of the parties hereto in the Mining Property or to replace such claims or rights with new claims or rights to the extent permitted by law. Any such action so taken by Optionee shall be at its own expense. Optionor hereby consent to Optionee's taking such action in respect of the Mining Property, and Optionor shall, upon request of Optionee, execute such documents and take such actions as may be required in confirmation or support of the consent herein given.

c.            While this Option is in effect Optionee shall timely perform such assessment work or pay such claim maintenance fees as may be required by then applicable laws and regulations in order to keep the Mining Property in good standing.

13.           Default and Termination

a.          Optionee shall have the right to terminate this Option as to all or any portion of the Mining Property at any time by giving Optionor written notice of such termination and paying to Optionor Royalty, if any, as may have accrued under the Option. Upon termination by Optionee under this section as to all of the Mining Property, Optionee shall have no further obligations under this Option with respect to the Mining Property, or to any portion thereof, to which such termination applies.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

b.            Should Optionee default in the performance of any of its obligations under this  Option (other than the obligation to pay Advance Minimum Royalty or Royalty when due) and having been given written notice of such default by Optionor, fail promptly to commence, and then to prosecute diligently, such measures as are appropriate for the curing of the default, or should Optionee in any event fail to cure the default as nearly as possible within sixty (60) days or such longer period as may reasonably be required after having been given such notice thereof, then in such event, Optionor shall have the right to terminate this  Option and all of Optionee's rights under the  Option, by giving to Optionee written notice of such termination. Should Optionee default in the payment of Advance Minimum Royalty or Royalty when due and, after having been given written notice of such default, fail to make such payment within twenty (20) days after such notice is given, Optionor shall have the right to effect such termination by giving to Optionee written notice thereof.  Any termination under this Section 13.b shall be without prejudice to any claim that Optionor may have for damages or other legal or equitable relief against Optionee.

          c.    Should either party default in the performance of this  Option, or any of the covenants, terms or conditions herein contained, then such party shall pay all costs and expenses, including reasonable attorneys' fees, incurred by the non-defaulting party in enforcing this  Option or any remedies provided herein.

c-1.
If Optionee has provided notice of termination after June 30 of any year, then Optionee shall be responsible for payment and filing of all annual claim maintenance fees, documents, and notices for that given year.

           14.                      Area of Interest

If the Optionor acquires, directly or indirectly or pursuant to any third party agreement, any form of interest in minerals located wholly or in part within the Area of Interest, such interest in minerals will be deemed to form a part of the Mining Property under this Agreement.  For the purposes of this agreement “Area of Interest” shall mean that area within 1 mile of the exterior perimeter of the Mining Property more exactly described in Exhibit A.

15.           Assignment

During the Option Term, both parties shall have the right to sell, transfer, assign, mortgage, pledge its interest in this Agreement or its right or interest in the Mining Property. It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

16.            Force Majeure

a.            In the event Optionee is rendered unable, wholly or in part, by an event of force majeure to carry on its obligations under this Option (other than the obligation to pay money when due), it is agreed that such obligations of Optionee, so far as they are affected by such event, shall be suspended during the continuance of any inability so caused; and that the various periods and terms provided for herein shall be extended for a period equivalent to such period of disability. Optionee will promptly notify Optionor of the occurrence of an event of force majeure.

b.            As used in this  Option "force majeure" means any cause beyond Optionee's reasonable control, whether or not foreseeable, including but not limited to: law, regulation, action or inaction of government, inability to obtain on terms acceptable to Optionee any public or private license, permit or authorization which may be required for operations in connection with the Mining Property, including removal and disposal of waters, wastes and tailing, and reclamation; market and other conditions rendering the prospects for exploitation of the Mining Property unprofitable or uneconomic; mining casualty; damage to or destruction of mine or mill plant or facility; fire or explosion; inclement weather or flood; civil commotion; labor dispute; inability to obtain workmen or material; delay in transportation; and acts of God.

17.            Arbitration

In the event of any dispute between the parties hereto arising under or in respect of the proper interpretation of this Option or as to whether or not Optionee has defaulted in the performance of any of its obligations hereunder, such dispute shall be settled by arbitration in accordance with the provisions of this Section 14 and the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Reno, Nevada.  Within thirty (30) days after demand for arbitration is made, each party hereto shall appoint an arbiter and within twenty (20) days thereafter the two arbiters so appointed shall appoint a third arbiter. The arbiters so appointed shall proceed expeditiously with the arbitration. The decision or award of the majority of the arbiters shall be binding and conclusive on each party hereto and may be entered as a judgment in any court of competent jurisdiction. The arbiters shall, as part of their decision, assess the costs of the arbitration (other than attorneys' fees) equitably, in their discretion, in whole or in part against either party hereto. The pendency of such arbitration shall not excuse either party hereto from proceeding with the performance of each party's obligations under this Option unless the majority of the arbiters order suspension of such performance. If the occurrence of any default on the part of Optionee should be a subject of arbitration and the arbiter or a majority of the arbiters should decide that such default did in fact occur, Optionee shall have the period of grace provided for above in Section 12.b hereof to cure such default after the date of the rendering of the arbiters' decision.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

18.           Confidentiality

The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Mining Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.

19.            Miscellaneous

a.            All notices and other communications to either party shall be in writing and delivered personally or sent by prepaid certified mail, return receipt requested, recognized overnight courier, or telecopy with hard copy via prepaid mail. Notices shall be effective upon receipt. All notices and other communications shall be addressed as follows:

If to Optionee:

Dakota Gold Corp.
701 N. Green Valley Parkway
Suite 200
Henderson, NV 89074
Attn: Daulat Nijjar

If to Optionor:

Zsolt Rosta
Rosta Mining Ventures
4212 Juniper Creek Road
Reno, Nevada   89519

And to:
Genesis Gold Corp.
1527 E. Princeton Ave
Salt Lake City, UT 84105

Either party may, by notice to the other, change its address for notice.

b.            This Option supersedes all prior understandings between the parties hereto and constitutes the entire Option between them in respect of the subject matter hereof. No amendment or modification of any of the provisions of this Option shall be binding upon the parties hereto unless in writing, signed by an authorized representative of the party to be bound.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

c.            No failure on the part of either party hereto to give notice of any default on the part of the other party hereto shall be deemed to constitute a waiver of such default, and no waiver of any default shall be deemed to constitute a waiver of any prior or subsequent default.

d.            The captions preceding the text of each Section hereof are for convenience only and shall be disregarded in the construction of this Option.

e.            This Option shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Optionor and Optionee.

f.            This Option shall be construed in accordance with the Law of the State of Nevada. If any provision of this Option is or becomes void or unenforceable by force of law, the other provisions shall remain valid and enforceable.

g.            This Option has been negotiated between the parties at arm's length. The sole relationship between the Optionor and Optionee is the Option.  Nothing in this Option shall be construed to create between the parties, expressly or by implication, any partnership, tax partnership, joint enterprise, relationship of trust and confidence or other special relationship, or any relationship of master and servant or principal and agent, or the like.

h.            At either party's request, the other party shall execute and deliver a memorandum form of this Option suitable for recording purposes and any further instruments, agreements, or documents reasonably required to effectuate the purposes of this Option.

i.            Each signatory to this Option warrants that such person is authorized to execute this Option on behalf of the entity for which that person is signing.

 j.            This Option may be executed in counterparts, each of which constitute an original, but all of which together shall constitute one and the same instrument.

Property Option Agreement:  Dakota/Genesis/Rosta 2010

IN WITNESS WHEREOF, the parties have executed this Option effective as of the Effective Date.

By

Optionor:

       ________________________                                                                _____________
Zsolt Rosta                                         Date

                                            _______________________                                                                                                ___________
Jennifer Oliver                                        Date

                                          __________________________    ____________
                                                       John E. Zimmerman                 Date
                                                       Genesis Gold Corp.

By

Optionee:

Dakota Gold Corp.
(currently known as Coastline Corporate Services, Inc.)

             _______________________       _________
                                                      Daulat Nijjar                         Date
                                                         President and CEO
                                                    Dakota Gold Corporation

Property Option Agreement:  Dakota/Genesis/Rosta 2010

Exhibit   A:    Caldera Project Claims

Nye County, Nevada

Rosta  Group

EAU Claims - Owner: Jennifer [Rosta] Oliver                                     WIN Claims -Owner:  Zsolt  Rosta

BLM - NMC #                                                                           BLM - NMC #
813994  EAU #  1                                                                           813647                       WIN  #  1
813995  EAU #  2                                                                           813648                       WIN  #  2
813996  EAU #  3                                                                           813649                       WIN  #  3
813997  EAU #  4                                                                           813650                       WIN  #  4
813998  EAU #  5                                                                           813651                       WIN  #  5
813999  EAU #  6                                                                           813652                       WIN  #  6
814000  EAU #  7                                                                           813653                       WIN  #  7
Total   7  Claims                                                                           813654                       WIN  #  8
813655                       WIN  #  9
813656                       WIN  # 10
              Total    10 Claims
Genesis  Gold  Corp.  Group

 CD  Claims    -   Owner:   Genesis Gold Corp

 BLM - NMC #                                                                              BLM - NMC #
842988                      CD  61                                                                870405    CD 15
842989                      CD  63                                                                870423    CD 33
842990                      CD  65                                                                870424    CD 34
842992                      CD  71                                                                870432    CD 64
842993                      CD  72                                                                870438    CD 76
842995                      CD  74                                                                870440    CD 78
842996                      CD  83
842997                      CD  85                                                                Total    15  Claims
870403                      CD  13

Property Option Agreement:  Dakota/Genesis/Rosta 2010